Exhibit 8.1

December 1, 2011

Wells Fargo & Company,

420 Montgomery Street,

San Francisco, California 94163.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of $5,000,000 aggregate face amount of Medium-Term Notes, Series K, Notes Linked to the Russell 2000® Index due December 3, 2012 as described in the Company’s Pricing Supplement No. 150 dated November 23, 2011 (“Pricing Supplement 150”) to the Prospectus Supplement dated April 23, 2010 (“the Prospectus Supplement”) and the Prospectus dated June 4, 2009 (the “Prospectus”) contained in the Registration Statement on Form S-3, File No. 333-159738 (the “Registration Statement”). We hereby confirm our opinion as set forth under the headings “Tax Consequences” and “United States Federal Income Tax Consequences” in Pricing Supplement 150.

We hereby consent to the reference to us under the headings “Tax Consequences” and “United States Federal Income Tax Consequences” in Pricing Supplement 150 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP